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EXHIBIT 99.1

        DENVER, Nov. 6 /PRNewswire-FirstCall/—Ultimate Electronics, Inc. (Nasdaq: ULTE) today announced its sales results for the quarter ended October 31, 2003.

        Sales for the quarter ended October 31, 2003 were $160 million, a 10% decrease from sales of $177.8 million for the same period in the previous year. Comparable store sales were down 12% for the quarter ended October 31, 2003.

        J. Edward McEntire, Chief Executive Officer, stated, "Our sales performance for the third quarter did not meet expectations. Store traffic did not materialize as planned in September and October, impacting sales in both our comparable store markets as well as our new markets. Unexpected issues arising with the conversion to our new management information system also contributed to the shortfall in our third quarter sales. We believe that we have put the critical system integration issues behind us. In addition, our previously announced exit from the computer category accounted for a portion of the reduction in our sales and is expected to negatively impact our gross margins for the quarter. In light of these issues, we now anticipate a loss per share of $.35 to $.42 for the quarter."

        Mr. McEntire continued, "We enter the holiday selling season with 64 stores, five of which opened during the last two weeks of October. In an effort to improve our sales performance in all markets, we have increased advertising spending for the holiday selling season, which will focus primarily on increasing store traffic and reinforcing our brand."

        Ultimate Electronics is scheduled to release its third quarter earnings results on the morning of Wednesday, November 26, 2003. Ultimate Electronics is scheduled to hold a conference call at 11:00 a.m. Eastern Time on November 26, 2003 to discuss these results, at which time the Company plans to discuss the system conversion, its holiday advertising program, and its outlook for the holiday selling season.

        The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding: the issues experienced with the conversion to the new system; the impact on gross margins from exiting the computer category; the anticipated loss per share for the third quarter; and the timing of the earnings release for the third quarter. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: unforeseen problems with the Company's new management information system; changes in general economic conditions; success of advertising programs, sales promotions and marketing efforts; changes in consumer preferences; shifts in merchandise mix; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with entering new markets; and other risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

        Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 64 stores, including 53 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics(R) and 11 stores in Colorado under the trade name SoundTrack(R). In addition, the company operates Fast Trak, Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International's 2002 "Top 10 Audio/Video Retailer of the Year."

        Ultimate Electronics is expected to release its third quarter earnings results on the morning of November 26, 2003 and to hold its conference call at 11:00 a.m. Eastern Time on the day of the release, which will be broadcast live on the Internet. Please visit the Company's Web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page to access the live broadcast. Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at www.ultimateelectronics.com.

        Contact: Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4000.

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  EXHIBIT 99.1